Exhibit 10. (iii)(21)

                                  AGREEMENT
                                   between
                SEARS, ROEBUCK AND CO. and ARTHUR C. MARTINEZ


         Sears, Roebuck and Co., a New York corporation (the "Company"), and Arthur C. Martinez (the "Executive") entered into an Employment Agreement ("Agreement") dated August 10, 1992. The Company and the Executive entered into an extension and amendment of the Agreement, dated August 9, 1995, which is referred to as the "Continuation Agreement." The terms of the Agreement, which would have expired on August 31, 1995, were extended until December 1, 1995, unless sooner terminated by mutual agreement, by the terms of the Continuation Agreement.


         The Company and the Executive agree as follows:

1. Article III, subparagraphs 3.07(b), (c), (d), (e) and (f) of the Agreement, and numbered paragraph 3 of the Continuation Agreement are hereby eliminated, retroactive to August 10, 1992. Any other references to the eliminated provisions in the Agreement are appropriately changed to reflect this amendment.

2. In addition to the Executive's pension benefits payable at retirement, the Company will pay the Executive an additional amount from the Supplemental Retirement Income Plan ("SRIP"), which additional amount will be determined by adding ten years to the Executive's then actual continuous and credited service. In computing this additional pension benefit, the Company will apply the rules of the Sears Pension Plan and SRIP then in effect. This additional amount is fully vested on the date this agreement is dated below.


Dated:   November 13, 1995

SEARS, ROEBUCK AND CO.

By:   /S/David Shute                      /S/Arthur C. Martinez
                                           ARTHUR C. MARTINEZ
Its:  Senior Vice President,
      Law and Corporate Secretary